Exhibit 32.2

CERTIFICATE OF
CHIEF FINANCIAL OFFICER
OF
AMERICAN CELLULAR CORPORATION

I, Bruce R. Knooihuizen, Chief Financial Officer of American Cellular Corporation (the “Company”), hereby certify that to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the period ended June 30, 2004, (the “Report”):

     a. complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

     b. the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2004, and the results of the Company’s operations for the period ended June 30, 2004.

August 13, 2004

/s/ BRUCE R. KNOOIHUIZEN
Bruce R. Knooihuizen
Executive Vice President and Chief Financial Officer